CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2004 accompanying the consolidated financial statements and schedules appearing in the 2003 Annual Report of Asia Payment Systems Inc. (formerly Asian Alliance Ventures Inc.) to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP
CHARTERED ACCOUNTANTS

Vancouver, BC
May 20, 2004